Exhibit 4.2
AMENDMENT TO HASTINGS ENTERTAINMENT, INC.
2002 STOCK GRANT PLAN FOR OUTSIDE DIRECTORS
     This Amendment (the “Amendment”) to the Hastings Entertainment, Inc. 2002 Stock Grant Plan for Outside Directors, entered into to be effective as of June 3, 2009 (the “Effective Date”), amends that certain Hastings Entertainment, Inc. 2002 Stock Grant Plan for Outside Directors, adopted as of June 19, 2002, and amended as of June 8, 2006, (the “Plan”) by Hastings Entertainment, Inc. (the “Company”).
     WHEREAS, the Board of Directors of the Company desires to amend certain provisions contained in the Plan;
     NOW, THEREFORE, the Plan shall be amended as provided for below:
     1. Section 4 of the Plan is hereby deleted in its entirety and shall be amended to read in its entirety as set forth below:
     4. SHARES SUBJECT TO THE PLAN. Subject to adjustment in accordance with Section 7 hereof, the total number of shares of common stock which may be granted under the Program is 175,000 (the “Shares”). The Shares shall be either authorized and unissued or treasury shares.
     2. All terms and conditions of the Plan, as amended hereby, remain in full force and effect.
     IN WITNESS WHEREOF, the Company has executed this Amendment as of the Effective Date.

HASTINGS ENTERTAINMENT, INC.
By:
Name:
Title: